Exhibit 10.1

10.1         Description of Chief Financial Officer compensatory arrangement.

William J. Kenealy, the Company’s Chief Financial Officer as of September 29, 2006, receives an annual base salary of $150,000 for 2006, to be increased on January 1, 2007 to $170,000.  He is also eligible to participate in the Company’s Bonus Plan.  In addition, Mr. Kenealy was granted options to purchase 50,000 shares of the Company’s common stock on September 29, 2006.  The options vest in increments of 10,000 shares per year commencing on September 29, 2007, at an exercise price of $2.45 per share, the Fair Market Value per share of the Company’s common stock on the date of grant, as described in the Company’s stock option plan under which such options were issued.